As filed with the Securities and Exchange Commission on April 29, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________________________________

DIAMOND HILL INVESTMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Ohio	65-0190407
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

325 John H. McConnell Blvd., Suite 200 Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Diamond Hill Investment Group, Inc. 2025 Equity and Cash Incentive Plan
(Full title of the plan)

Heather E. Brilliant President and Chief Executive Officer Diamond Hill Investment Group, Inc. 325 John H. McConnell Blvd., Suite 200 Columbus, Ohio 43215 (614) 255-3333	Copy to: Chadwick P. Reynolds, Esq. Vorys, Sater, Seymour and Pease LLP 52 East Gay Street Columbus, Ohio 43215
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
On April 29, 2025, at the 2025 Annual Meeting of Shareholders of Diamond Hill Investment Group, Inc., an Ohio corporation (the “Registrant”), the Registrant’s shareholders approved the Diamond Hill Investment Group, Inc. 2025 Equity and Cash Incentive Plan (the “Plan”). The Plan provides for the issuance of 225,000 common shares, without par value, of the Registrant (the “Common Shares”) and an indeterminate number of additional common shares that may become issuable under the terms of the Plan to prevent dilution resulting from any stock split, stock dividend, recapitalization, or other similar transaction or adjustment affecting the Common Shares.
The Registrant is filing this registration statement on Form S-8 (this “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), the 225,000 Common Shares authorized for issuance under the Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The Registrant hereby incorporates into this Registration Statement the following documents filed by the Registrant with the Commission:
•The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed by the Registrant with the Commission on February 26, 2025 (the “2024 Form 10-K”), including the portions of the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on March 14, 2025, incorporated by reference into the 2024 Form 10-K;
•The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 filed by the Registrant with the Commission on April 29, 2025;
•The Registrant’s Current Reports on Form 8-K (only to the extent filed and not furnished) filed by the Registrant with the Commission on January 3, 2025, February 4, 2025, February 26, 2025, March 4, 2025, and April 29, 2025; and
•The description of the Registrant’s Capital Stock contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K filed by the Registrant with the Commission on February 27, 2020, together with any subsequent amendments and reports filed by the Registrant for the purpose of updating that description.
The information incorporated by reference is considered to be a part of this Registration Statement. All reports and other documents that may be filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof (excluding any documents or portions of such documents that are furnished to the Commission, including under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such Items) and prior to the filing of a post-effective amendment which indicate that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing of such documents.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
The following summaries are qualified in their entirety by reference to the Ohio Revised Code (the “ORC”), the Registrant’s Amended and Restated Code of Regulations (the “Regulations”) and the indemnification agreements with the Registrant’s directors and officers.
(a)    Ohio General Corporation Law (ORC Chapter 1701)
Section 1701.13(E) of the ORC provides that an Ohio corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another entity against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, if the person had no reasonable cause to believe the person’s conduct was unlawful. In addition, no indemnification shall be made in respect of a claim against such person by or in the right of the corporation, if the person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation except to the extent provided in the court order or in any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the ORC. Indemnification may be made if ordered by a court or if authorized in each specific case by a majority vote of a quorum consisting of the directors of the indemnifying corporation who are not a party to or threatened with any such action, suit or proceeding. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by written opinion of independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified during the five years preceding the date of determination. Alternatively, such determination may be made by the corporation’s shareholders.
Section 1701.13(E) of the ORC provides that the indemnification thereby permitted shall not be exclusive of, and shall be in addition to, any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation. Further, a right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or the code of regulations of a corporation shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(b)    Regulations of the Registrant
Article Five of the Registrant’s Regulations provides for broader indemnification than specifically afforded under Section 1701.13(E) of the ORC. The Regulations provide that the Registrant must indemnify officers and directors against expenses (including attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any pending, threatened or completed action, suit, or proceeding (whether criminal, civil, administrative or investigative and whether a derivative action or not) by reason of the fact that any such individual is or was a director, officer, employee, agent, or volunteer of the Registrant or is or was serving at the request of the Registrant as a director, trustee, officer, employee, member, manager, agent, or volunteer of another corporation or other entity so long as such individual’s act or omission giving rise to the claim for indemnification was not occasioned by such individual’s intent to cause injury to, or by such individual’s reckless disregard for the best interests of, the Registrant and, with respect to any criminal matter, such individual had no reasonable cause to believe such individual’s conduct was unlawful. The Regulations forbid the Registrant from indemnifying an officer or director in a derivative action if such person is adjudged to be liable for an act or omission occasioned by such person’s deliberate intent to cause injury to, or by such person’s reckless disregard for the best interests of, the Registrant unless and only to the extent the Court of Common Pleas in Franklin County, Ohio, or the court in which the action was brought, despite such adjudication of liability and in view of all the circumstances, concludes that such person is fairly and reasonably entitled to such indemnity as the court deems proper.
The Regulations recite a presumption (which may only be rebutted by clear and convincing evidence) that no act or omission by a person claiming indemnification was occasioned by an intent to cause injury to, or by a reckless disregard for the best interests of, the Registrant, and with respect to any criminal matter, that such person had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, does not, by itself, rebut this presumption.
The Regulations state that, to the extent an officer or director is successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue, or matter therein, such officer or director must be promptly indemnified by the Registrant against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by him or her in connection therewith.
The Regulations state that an indemnitee’s expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) must be paid by the Registrant in advance of the final disposition of the action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred, but only if such officer or director first agrees, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which such person shall have not been successful on the merits or otherwise, if it is proved by clear and convincing evidence in a court of competent jurisdiction that, in respect of any such claim, issue or other matter, such person’s relevant action or failure to act was occasioned by his or her deliberate intent to cause injury to the Registrant or his or her reckless disregard for the best interests of the Registrant, unless, and only to the extent that, the Court of Common Pleas of Franklin County, Ohio or the court in which such action or suit was brought determines that, despite such determination and in view of all of the circumstances, such officer or director is fairly and reasonably entitled to all or part of such indemnification.
The Regulations state that the indemnification provided thereby is not exclusive of, and is in addition to, any other rights to which any person seeking indemnification may be entitled under the Registrant’s articles of incorporation or code of regulations, any agreement, a vote of the Registrant’s disinterested directors or otherwise. Additionally, the Regulations provide that the Registrant may purchase and maintain insurance or furnish similar protection on behalf of any person who is or was a director, officer, employee, agent, or volunteer of the Registrant, or who is or was serving as a director, trustee, officer, employee, member, manager, agent, or volunteer of another corporation or entity at the request of the Registrant, against any liability asserted against such person and incurred by such person in such capacity, or arising out of such person's status as such, whether or not the Registrant would have the obligation or power to indemnify such person under the Regulations. The Regulations also authorize the Registrant to purchase and maintain trust funds, letters of credit, or self-insurance on behalf of any person who is or was a director, officer, employee, agent, or volunteer of the Registrant or who is serving or has served another entity at the request of the Registrant.

(c)    Indemnification Agreements
The Registrant has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements generally obligate the Registrant to indemnify such persons against losses and expenses they may incur in the performance of their duties, provided that: (i) they did not act with deliberate intent to harm the Registrant or with reckless disregard for the Registrant’s best interests; and (ii) their indemnification does not violate applicable law, Nasdaq listing rules, or public policy. Under the terms of the indemnification agreements, the Registrant has also agreed to advance expenses to such persons upon their delivery of an undertaking to repay such amounts if it is determined that they are not entitled to indemnification under the agreement. The indemnification agreements are in addition to, and do not limit in any way, any other rights to indemnification or advancement of expenses to which a director or officer may be entitled under the Registrant's Articles of Incorporation or Regulations, each as they may be amended and/or restated, applicable law (including the ORC), any insurance policy, any contract, or otherwise.
(d)     Directors and Officers Liability Insurance
The Registrant maintains, and in the future may continue to maintain, directors and officers liability insurance coverage to insure its present and/or former directors and officers against certain liabilities and expenses that may be imposed as a result of actions, suits or proceedings to which these individuals are parties by reason of being or having been directors or officers of the Registrant.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits
The Registrant hereby incorporates by reference the Index to Exhibits to this Registration Statement.
Item 9. Undertakings
(a)    The undersigned Registrant hereby undertakes:
(l)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of DHIL (incorporated by reference from Exhibit 3.1 to the Annual Report on Form 10-K filed with the SEC on February 29, 2024)

4.2	Amended and Restated Code of Regulations of the Registrant (Incorporated by reference from Exhibit 3.2 to the Current Report on Form 8-K filed with the Commission on April 28, 2017)

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP (filed herewith)

23.1	Consent of KPMG LLP (filed herewith)

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1 filed herewith)

24.1	Powers of Attorney (filed herewith)

99.1	Diamond Hill Investment Group, Inc. 2025 Equity and Cash Incentive Plan (filed herewith)

107	Filing Fee Table (filed herewith)

[Signature page to immediately follow.]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 29, 2025.

DIAMOND HILL INVESTMENT GROUP, INC.

By:	/s/ Heather E. Brilliant
	Heather E. Brilliant, Chief Executive Officer and President	April 29, 2025

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2025.

Signature	Title	Date

/s/ Heather E. Brilliant	Chief Executive Officer and	April 29, 2025
Heather E. Brilliant	President (Principal Executive Officer)

/s/ Thomas E. Line	Chief Financial Officer and	April 29, 2025
Thomas E. Line	Treasurer (Principal Financial Officer and Principal Accounting Officer)

Richard S. Cooley*	Director	April 29, 2025
Richard S. Cooley

Gordon B. Fowler*	Director	April 29, 2025
Gordon Fowler

Paula R. Meyer*	Director	April 29, 2025
Paula R. Meyer

Nicole R. St. Pierre*	Director	April 29, 2025
Nicole R. St. Pierre

L’Quentus Thomas*	Director	April 29, 2025
L’Quentus Thomas

The undersigned, as attorney-in-fact, signs this document on behalf of the above-named directors pursuant to a Power of Attorney duly executed by such directors and filed with this Registration Statement as Exhibit 24.1.

* By	/s/ Thomas E. Line
Thomas E. Line
Executed by Thomas E. Line
on behalf of those indicated pursuant to Powers of Attorney